Exhibit 99.1

AITX's RAD Sees Q3 Sales Momentum Build as Orders Flow from Multiple
Industries

New Orders Span Healthcare, Retail, Construction, Banking, and Property Management Sectors

Detroit, Michigan, October 9, 2025 -- Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCID:AITX), a global leader in AI-driven security and productivity solutions, along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today provided a snapshot of improving sales activity recorded so far in the Company's third fiscal quarter. Since September 1, 2025, RAD has booked multiple new orders across diverse industries including healthcare, retail property management, construction, and financial services. The quarter's order activity, combined with previously announced deployments, underscores the growing market adoption of RAD's AI-driven security solutions and expanding recurring revenue potential.

New and unannounced orders this quarter span a wide range of industries and use cases. These include two ROSA™ units for a security services firm protecting commercial properties in Michigan, two ROSA units with SARA™, the Company's multiple award-winning agentic AI platform for remote monitoring, for a luxury student housing complex near a major university, and a RIO™ 180 unit for a residential property management company in California. RAD has also further penetrated the banking and ATM construction market, where ROSA will help safeguard new kiosk installations. Additional wins include orders from a global logistics provider for RIO 180 and TOM™ units, and a major diagnostics company enhancing parking and tenant security at a California facility.

These new deployments add to several previously announced wins this quarter, including multiple ROAMEO™ units for a major healthcare network, a pilot program for a national retail property operator, the launch of RADGuard™ with its first licensing order, a ROSA expansion following successful RIO deployments, a 10-unit RIO Mini order for a government construction project, and a multi-site rollout of RIO solutions at a national auction operator. Together, these orders demonstrate consistent growth across RAD's stationary, mobile, and software platforms.

RAD Q3 FY2026 Order Summary (September 1 through October 8, 2025)

Device / Platform	Total Units	Status
ROAMEO Gen 4	2	Announced
ROSA	9	Mixed
RIO 360	3	Announced
RIO 180	4	Mixed
RIO Mini	11	Announced
TOM	1	Unannounced
RADGuard Licenses	10	Announced
SARA Licenses (integrated)	14	Integrated
Total Devices / Licenses	54

"We're thrilled to see the quarter moving nicely relative to the first half of the fiscal year. We're still looking for so many other orders to get signed and sent to us as we expect to finish the year strong," said Steve Reinharz, CEO/CTO and founder of AITX and RAD. "Our team is incredibly focused, confident and excited about the momentum created so far this quarter. We continue to drive growth for our clients, channel partners and shareholders."

RAD's growing sales momentum continues to position the Company as a leader in AI-driven security and monitoring solutions. With expanding adoption across key verticals, management remains focused on executing its strategy, scaling production, and converting strong demand into recurring revenue growth. Investors and industry observers are encouraged to follow the Company's progress at www.radsecurity.com.

RAD's President Mark Folmer with ROSA-P, one of the Company's rapidly expanding AI-powered security solutions now driving Q3 growth.

About Artificial Intelligence Technology Solutions, Inc. (AITX) and RAD

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, which is a formal, independent audit that evaluates a service organization's internal controls for handling customer data and determines if the controls are not only designed properly but also operating effectively to protect customer data. This audit reinforces the Company's credibility with enterprise and government clients who require strict data protection and security compliance.

RAD is led by Steve Reinharz, CEO/CTO and founder of AITX and RAD, who brings decades of experience in the security services industry. Reinharz serves as chair of the Security Industry Association's (SIA) Autonomous Solutions Working Group and as a member of the SIA Board of Directors. The RAD team also draws on extensive expertise across the sector, including Mark Folmer, CPP, PSP, President of RAD and Chair of the ASIS International North American Regional Board of Directors, Troy McCanna, former FBI Special Agent and RAD's Chief Security Officer, and Stacy Stephens, co-founder of security robotics company Knightscope ($KSCP). Their combined backgrounds in security industry leadership, law enforcement, and robotics innovation reinforce RAD's ability to deliver proven, practical, and disruptive solutions to its clients.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

###

Doug Clemons
248-270-8273
doug.c@radsecurity.com

_______________________________

1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/